Exhibit 10.2

Execution Version

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION OF THIS CONVERTIBLE PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PANBELA THERAPEUTICS, INC.

SENIOR CONVERTIBLE PROMISSORY TRANCHE A NOTE

October 22, 2024

$2,850,000

For value received, PANBELA THERAPEUTICS, INC., a Delaware corporation (the “Company”), hereby promises to pay to NANT CAPITAL, LLC, a Delaware limited liability company, or its registered assigns (“Investor”), in lawful money of the United States of America, the principal sum of Two Million Eight Hundred Fifty Thousand Dollars ($2,850,000), together with interest from the date of this Senior Convertible Promissory Tranche A Note (this “Note”) on the outstanding principal balance until payment in full at a rate equal to Applicable Rate, computed on the basis of the actual number of days elapsed and a year of 365 days.

1.           Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)           “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, none of Investor nor any Affiliates of Investor shall constitute an Affiliate of the Company for all purposes of the Transaction Documents.

(b)           “Applicable Rate” shall mean 8.00% plus the Monthly SOFR Rate (as defined below).

(c)           “Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors of the Company, (ii) any reorganization, merger or consolidation of the Company or any Subsidiary, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company or any Subsidiary, or (iv) if the Company fails to own, directly or indirectly, 100% of the equity of each Subsidiary.

(d)           “Company Intellectual Property” shall mean all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes, and all other intellectual property, of the Company and its Subsidiaries.

(e)           “Company” includes the Company initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(f)           “Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another; (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

(g)           “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(h)           “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

(i)           “Existing Indebtedness” means (A) the Subordinated Promissory Notes issued by the Company to each of (1) D. Robert Schemel dated August 8, 2024 in the principal amount of $100,000, (2) Michael T. Cullen dated August 19, 2024 in the principal amount of $50,000, (2) Thomas X. Neenan dated August 22, 2024 in the principal amount of $50,000, and (3) Myriad Properties, LLC dated August 23, 2024 in the principal amount of $500,000; and (B) the Term Promissory Note dated July 24, 2024 issued by the Company and Cancer Prevention Pharmaceuticals, Inc. to USWM, LLC in the principal amount of $1,500,000.

(j)           “Event of Default” has the meaning set forth in Section 5 below.

(k)           “Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York, as of the date of this Note at http://www.newyorkfed.org, or any successor source.

(l)           “Guarantors” means the Subsidiaries of the Company that are not Immaterial Subsidiaries.

(m)           “Guaranty” shall mean the Subsidiary Guaranty, dated as of the date hereof (as amended, modified or supplemented), made by the Guarantors in favor of the Investor.

(n)           “Immaterial Subsidiary” means any Subsidiary whose assets or revenues constitute less than 5% of the total assets or total revenues of the Company and its Subsidiaries.

(o)           “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations and (e) other short- and long-term debt obligations under debt agreements, lines of credit and extensions of credit.

(p)           “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(q)           “Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

(r)           “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (ii) the ability of an Obligor to perform any of its Obligations or (iii) the rights of or benefits available to the Investor under any Transaction Document.

(s)           “Material Indebtedness” means Indebtedness (other than the Obligations), of any one or more of the Company and its Subsidiaries (i) in an aggregate principal amount exceeding $25,000 or (ii) arising out of the Sucampo Debt.

(t)           “Maturity Date” shall mean the earliest of (i) six (6) months from the date of this Note, (ii) immediately prior to a Change of Control, or (iii) when, upon the occurrence of an Event of Default, any Obligations become due and payable prior to the date described in clause (i) of this definition.

(u)           “Note” means this Convertible Promissory Tranche A Note.

(v)           “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Transaction Document or otherwise with respect to this Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include the obligation to pay principal, interest, expenses, fees, indemnities and other amounts payable by the Company under any Transaction Document.

(w)           “Obligors” means the Company and the Guarantors.

(x)           “Permitted Dispositions” shall mean: (a) dispositions of obsolete or worn out property in the ordinary course of business, (b) Restricted Payments permitted by Section 7(b)(iv) hereof and investments permitted by Section 7(b)(vii) hereof, and (c) dispositions of inventory and Permitted Investments in the ordinary course of business.

(y)           “Permitted Indebtedness” shall mean: (a) the obligations under this Note; (b) Indebtedness that is expressly subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Investor; (c) Indebtedness consisting of the endorsement of negotiable instruments for deposit or collection of similar transaction in the ordinary course of business; (d) Indebtedness arising from judgments not constituting an Event of Default; (e) Indebtedness consisting of customer deposits and advance payments received in the ordinary course of business; (f) unsecured trade debt in the ordinary course of business; and (g) other Indebtedness in an aggregate principal amount of up to $25,000 at any time outstanding.

(z)           “Permitted Investments” shall mean: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and (e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by Standard & Poor’s and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

(aa)           “Permitted Liens” shall mean: (a) Liens existing on the date of this Note and disclosed in writing to Investor; (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and with adequate reserves; (c) Liens arising from attachments or judgments not constituting an Event of Default; (d) Liens on insurance proceeds securing the payment of financed insurance premiums; (e) Liens in favor of financial institutions arising in connection with deposit, securities and other investment accounts at such institutions in the ordinary course of business; (f) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (g) non-exclusive licenses of intellectual property and licenses that do not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (h) Liens securing the Obligations; (i) carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; and (j) deposits or Liens in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, trade contracts (other than for repayment of borrowed money), or to secure indemnity, performance or similar bonds for the performance of bids, tender or contracts (other than for the repayment of borrowed money), or to secure contracts for the purchase of property, leases, subleases, licenses, sublicenses, statutory obligations, surety and appeals bonds, performance bonds and other obligations of a like nature, in each case, either incurred in the ordinary course of business or in connection with transactions not expressly prohibited hereunder.

(bb)           “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(cc)           “Purchase Agreement” shall mean the Note Purchase Agreement, dated as of the date hereof (as amended, modified or supplemented), by and among the Company and the Investor.

(dd)           “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests or any option, warrant or other right to acquire any such equity interests.

(ee)           “SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Company under the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof and the rules and regulations promulgated thereunder, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material), including any exhibits thereto and documents incorporated by reference therein.

(ff)           “SOFR Rate” shall mean, with respect to any date, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (of a successor administrator), on the Federal Reserve Bank of New York’s Website.

(gg)           “SOFR Rate Determination Date” shall mean (i) for the first such date, the date of this Note, and (ii) for each date thereafter, the penultimate business day of each month following the issuance of this Note.

(hh)           “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (1) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (2) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

(ii)           “Sucampo Debt” means the outstanding indebtedness evidenced by a Convertible Promissory Note issued by Cancer Prevention Pharmaceuticals, Inc. to Sucampo AG, dated September 6, 2017 with an initial principal amount of $5,000,000.

(jj)           “Tranche B Notes” means any and all Tranche B Notes issued under and as defined in the Purchase Agreement.

(kk)           “Transaction Documents” shall mean this Note, any and all Tranche B Notes, the Purchase Agreement and the Guaranty.

2.	PIK Interest; Payments Generally; Tax Treatment.

(a)           The unpaid principal amount of this Note and the interest hereon shall be due and payable in full on the Maturity Date. Interest on the outstanding principal amount of this Note shall accrue from and including the date of issuance of this Note through and until full and final repayment in cash (or conversion in full pursuant to Section 4 hereof) of all principal of this Note, all interest on this Note and all other outstanding Obligations, at the Applicable Rate, computed on the basis of the actual number of days elapsed and a year of 365 days. Accrued but unpaid interest on this Note (including default interest accruing pursuant to Section 8 hereof) shall be capitalized and added to the unpaid principal amount of this Note on each SOFR Rate Determination Date until the Maturity Date. Any interest to be so capitalized pursuant to the immediately preceding sentence is the “PIK Amount” in respect of this Note and shall be capitalized, in arrears, on each SOFR Rate Determination Date, and added to the then outstanding principal amount of this Note and shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of this Note. Amounts representing such PIK Amounts shall be treated as principal of this Note for all purposes of the Transaction Documents and shall bear interest in accordance with this Section 2(a). The obligation of the Company to pay such PIK Amounts so added shall be automatically evidenced by this Note.

(b)           The Company shall make any payments required to be made by it hereunder (whether of principal, interest, fees or otherwise) in U.S. dollars prior to 2:00 pm, Los Angeles City time, on the date when due or the date fixed for any payment or prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. If any payment hereunder shall be due on a day that is not a business day, the date for payment shall be extended to the next succeeding business day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. If not repaid prior to the Maturity Date or converted on the Maturity Date pursuant to Section 4(c) below, the Company shall pay to Investor all unpaid principal of this Note together with all accrued but unpaid interest on this Note, plus any other outstanding Obligations (including without limitation all outstanding PIK Amounts), in cash on the Maturity Date.

3.           SOFR Matters. The Monthly SOFR Rate component of the Applicable Rate shall be calculated as of each SOFR Rate Determination Date and apply from such date until the succeeding SOFR Rate Determination Date. For each such period beginning on a SOFR Rate Determination Date, “Monthly SOFR Rate” means the rate determined in accordance with the following provisions:

(a)           The Company will determine the Monthly SOFR Rate, which will be the average of the SOFR on each of the thirty days that immediately precede a SOFR Rate Determination Date.

(b)           If the Monthly SOFR Rate cannot be determined as described above on the applicable SOFR Rate Determinate Date, the rate for such period until the next SOFR Rate Determination Date shall be the rate as in effect immediately prior to such SOFR Rate Determination Date.

4.           Conversion.

(a)           Conversion on Change of Control. In the event of any Change of Control prior to (a) payment in full of the original principal amount of this Note, any accrued but unpaid interest hereon and all other outstanding Obligations, or (b) conversion in full of this Note into Securities of the Company, then at the option of Investor, the outstanding principal balance of this Note and any accrued but unpaid interest hereon shall be repaid or converted immediately prior to such Change of Control into fully paid and nonassessable shares of common stock of the Company (the “Securities”) at a price per share equal to $0.37 (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) (the “Conversion Price”). The Company shall provide Investor with written notice of the Change of Control, which notice shall describe the material terms of the proposed transaction, at least ten (10) business days prior to the expected closing date of the transaction constituting a Change of Control.

(b)           Optional Conversion. Subject to Section 4(d) hereof, Investor has the right, at Investor’s option, at any time on or before the Maturity Date, to convert all or a portion of the outstanding principal of this Note and all or a portion of the accrued but unpaid interest on this Note into the Securities at a price per share equal to the Conversion Price (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event). Any and all outstanding Obligations which are not so converted into Securities pursuant to this Section 4(b) due to the Conversion Cap shall remain outstanding and the Company shall continue to be obligated to repay such Obligations in cash under the Transaction Documents.

(c)           Conversion on Maturity. If this Note has not previously been either repaid in full in cash or converted in full into Securities pursuant to Sections 4(a) or 4(b) hereof, on the Maturity Date the Investor shall have the option, at Investor’s sole and absolute discretion, to convert all of the then outstanding principal amount of, and all accrued but unpaid interest on, this Note into the Securities at a price per share equal to the Conversion Price (subject to appropriate adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

(d)           Conversion Cap. Notwithstanding anything to the contrary in this Note, in the event of a conversion of this Note pursuant to Section 4(b) hereof, nothing in this Note shall require the Company to issue any Securities to Investor to the extent such issuance would result in the Investor (together with the Investor’s Affiliates, and any other persons acting as a group together with the Investor or any of Investor’s Affiliates) beneficially owning (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in excess of 33.33% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such issuance(the “Conversion Cap”). For the avoidance of doubt, this Section 4(d) shall not apply to any conversion of this Note pursuant to Sections 4(a) and 4(c).

(e)           Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(i)           Investor’s Delivery Requirements. To convert the principal and accrued interest then outstanding under this Note into the Securities, Investor shall deliver to the Company a fully executed notice of conversion in the form attached hereto as Appendix I (the “Conversion Notice”).

(ii)           Company’s Response. Upon receipt by the Company of the Conversion Notice, the Company shall promptly issue and deliver to Investor certificate(s) representing the Securities (if certificated).

(iii)           Record Holder. The Person or Persons entitled to receive the Securities issuable upon the conversion of this Note shall be treated for all purposes as the record holder or holders of such Securities on the date of issuance of such Securities.

(f)           Fractional Securities; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the applicable conversion. Upon conversion of this Note in full and the payment of any amounts specified in this Section 4(f), the Company shall be forever released from all its obligations and liabilities under this Note.

5.           Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a)           Breach of Representations and Warranties. Unless waived in writing by Investor, any representation, warranty or statement made or furnished by or on behalf of any Obligor in or in connection with any Transaction Document shall be false, incorrect, incomplete or misleading in any material respect on the date made or furnished;

(b)           Payment. Company shall fail to pay when due (i) any principal of this Note or any Tranche B Note or (ii) any interest on or any other amount payable under this Note or any other Transaction Document;

(c)           Breach of Term or Covenant. Any Obligor shall default in the due performance or observance of any term, covenant or agreement contained (whether by incorporation by reference or otherwise) in the Guaranty or in Section 7(b) or Section 7(c) of this Note;

(d)           Other Breach of Term or Covenant. Any Obligor shall default in the due performance or observance of any other term, covenant or agreement contained (whether by incorporation by reference or otherwise) in any Transaction Document (other than those specified in clause (b) or (c) of this Section 5) and such default shall continue for ten (10) days after the Company’s receipt of written notice to the Company of such default;

(e)           Voluntary Bankruptcy or Insolvency Proceedings. The Company or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) cease operations of its business as presently conducted, (iv) make a general assignment for the benefit of its creditors, (v) be dissolved or liquidated, (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vii) be adjudicated bankrupt or insolvent, (viii) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (ix) take any action for the purpose of effecting any of the foregoing;

(f)           Involuntary Bankruptcy or Insolvency Proceedings. The commencement of proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement;

(g)           Cross-Default. The Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(h)           Acceleration. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i)           Judgments. One or more judgments for the payment of money arising after the date of this Note and in an aggregate amount in excess of $25,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(j)           Invalidity of Loan Documents. Any material provision of any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Obligor or any other Person contests in writing the validity or enforceability of any provision of any Transaction Document; or any Obligor denies in writing that it has any or further liability or obligation under any Transaction Document, or purports in writing to revoke, terminate or rescind any Transaction Document.

Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 5(e) or 5(f)) and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 5(e) and 5(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6.           Representations and Warranties of the Company. The Company represents and warrants to Investor that:

(a)           Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. The Company and each of its Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

(b)           Authority. The execution, delivery and performance by the Company of each Transaction Document to which the Company is party and the consummation of the transactions contemplated by the Transaction Documents (i) are within the power of the Company; and (ii) have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.

(c)           Enforceability. Each Transaction Document to which the Company is party has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)           Non-Contravention. The execution and delivery by the Company of each Transaction Document to which the Company is party and the performance and consummation of the transactions contemplated thereby do not and will not: (i) violate the Company’s Certificate of Incorporation or bylaws (the “Charter Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which any Obligor is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of any Obligor or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to any Obligor, its business or operations, or any of its assets or properties.

(e)           Subsidiaries. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing under such laws and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. None of the Company's Subsidiaries owns or leases property or engages in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in such jurisdiction and in which the failure to qualify as such would have a Material Adverse Effect.

(f)           Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property in all material respects, without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or any Subsidiary violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment by the Company or any Subsidiary. Each employee and consultant has assigned to the Company all intellectual property and proprietary rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

(g)           Disclosure. The Company has made available to Investor all of the information reasonably available to the Company that Investor has requested for deciding whether to acquire this Note. No representation or warranty of the Company or any Subsidiary contained in any Transaction Document or in any information provided by the Company or any Subsidiary to Investor contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in the Transaction Documents not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to Investor, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

(h)    Absence of Claims. Other than as disclosed in the SEC Reports, to the Company’s knowledge, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened (i) against the Company or any Subsidiary or any officer, director or key employee of the Company or any Subsidiary; (ii) that questions the validity of any Transaction Document or the right of the Company to issue this Note and any Securities issued pursuant hereto, or to consummate the transactions contemplated by the Transaction Documents; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)    Senior Indebtedness. The monetary obligations under this Note rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior indebtedness of the Company. In addition, the Obligations rank at least pari passu in right of payment with all other unsecured indebtedness of the Obligors.

(j)    Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves.

(k)    Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(l)    Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by the Company and the performance and consummation of the transactions contemplated thereby, other than such as have been obtained and remain in full force and effect and other than such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.

(m)    No Violation or Default. None of the Company or the Company's subsidiaries is in violation of or in default with respect to (i) its Charter Documents or other organizational documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Person; or (ii) other than as disclosed in any SEC Reports, any material mortgage, indenture, agreement, instrument or contract to which such Person is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(n)    Litigation. Except as set forth in Item 2(n) of the Disclosure Schedule attached hereto, no actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened in writing against the Company or the Company's subsidiaries at law or in equity in any court or before any other governmental authority that if adversely determined (i) would (alone or in the aggregate) result in a material liability or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(o)           Title. The Company and the Company’s subsidiaries own and have good and marketable title in fee simple absolute to, or a valid leasehold interest in, all their respective real properties and good title to their other respective assets and properties as reflected in the most recent financial statements delivered to Investor (except those assets and properties disposed of in the ordinary course of business since the date of such financial statements) and all respective assets and properties acquired by the Company and its subsidiaries since such date (except those disposed of in the ordinary course of business). Such assets and properties are subject to no Lien other than Permitted Liens.

7.           Covenants of the Company. Until all Obligations have been paid in full in cash or fully converted into Securities in accordance with Section 4:

(a)           Affirmative Covenants. The Company will, and will cause each of its Subsidiaries to:

(i)           Maintenance of Existence. (i) Preserve, renew and maintain in full force and effect its corporate or organizational existence, and (ii) take all reasonable action to maintain all rights and privileges necessary or desirable in the normal conduct of its business.

(ii)           Compliance. Comply with (i) all of the terms and provisions of its organizational documents, (ii) its obligations under its material contracts and agreements, and (iii) in all material respects all laws applicable to it and its business.

(iii)           Notice of Events of Default. The Company shall, as soon as possible and in any event within three (3) Business Days after it becomes aware that an Event of Default has occurred, notify the Investor in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

(iv)           Payment Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations incurred on or after the date of this Note of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with generally accepted accounting principles (GAAP) with respect thereto have been provided on its books.

(v)           Visitation Rights. Permit any representatives designated by the Investor, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants.

(vi)           Financial Statements. The Company will furnish to Investor:

(1)

As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Company other than its fourth fiscal quarter (commencing with the fiscal quarter ending September 30, 2024), its condensed consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(2)

As soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2024), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Cherry Bekaert LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

As to any information contained in materials filed with the U.S. Securities and Exchange Commission, the Company shall not be separately required to furnish such information under Sections 7(a)(vi)(1) and 7(a)(vi)(2) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 7(a)(vi)(1) and 7(a)(vi)(2) above at the times specified therein.

(vii)           Other Information. The Company will furnish to Investor:

(1)

promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Transaction Document, as the Investor may reasonably request; and

(2)

prompt written notice of the occurrence of (A) any Default, (B) any material change in accounting or financial reporting practices by the Company or any Subsidiary, (C) the filing or commencement of any litigation or claim by or before any arbitrator or governmental authority against or affecting the Company or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, or (D) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)           Negative Covenants. The Company will not, and will not permit its Subsidiaries to:

(i)           Fundamental Change. Without the Investor’s prior written consent, (i) suffer, permit, facilitate, or cause a Change of Control (including, but not limited to, by means of a sale of equity in the Company or an exclusive license of the Company Intellectual Property) or entry into any agreement for such a Change of Control, (ii) sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or enter into any agreement to sell, lease or otherwise dispose of (whether in one transaction or a series of transactions), all or substantially all of the assets of any Obligor to any other Person, (iii) enter into an exclusive license to the Company’s core intellectual property to any other Person, or (iv) amend, modify or waive its organizational documents.

(ii)           Use of Proceeds. Without the prior written consent of Investor, the Company shall not use the proceeds of this Note for any purpose other than (A) for working capital and general corporate purposes of the Company, including accounts payable, and (B) to repay the Existing Indebtedness on the date of this Note.

(iii)           Financings. Without the prior written consent of Investor: (i) sell, transfer, or otherwise dispose of, or issue any shares or securities convertible into, exercisable for or exchangeable into shares in, the assets or the business of, any Obligor, other than Permitted Dispositions; (ii) engage in or undertake any joint venture, spin-out, merger or other business combination, reorganization or equity or equity-linked financing; or (iii) enter into any agreement, term sheet, letter of intent or arrangement regarding a transaction described in clause (i) or clause (ii) of this Section 7(b).

(iv)           Restricted Payments. Make any Restricted Payment, provided that (i) the Company may convert any of its convertible securities into other equity securities pursuant to the terms of such convertible securities, (ii) the Company may grant awards consisting in the aggregate of up to 20% of the shares of the Company’s common stock issued and outstanding on the date hereof to eligible participants and satisfy its obligations pursuant to awards that are outstanding as of the date of this Note in each case under its 2016 Omnibus Incentive Plan or any successor equity incentive plan approved by its stockholders, (iii) the Company may make cash payments in lieu of issuing fractional membership interests, and (iv) a Subsidiary may declare and pay dividends to its direct parent entity.

(v)           Indebtedness. Without the prior written consent of Investor, create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

(vi)           Liens. Without the prior written consent of Investor, create, incur, allow, or suffer to exist any Lien on any of its property, except for Permitted Liens.

(vii)           Investments. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except: (A) Permitted Investments; (B) investments by the Company existing on the date hereof in the capital stock of its Subsidiaries; (C) unsecured intercompany loans or advances made by an Obligor to another Obligor in the ordinary course of business; and (D) guarantees constituting Permitted Indebtedness; and

(viii)           Affiliate Transactions. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (A) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (B) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (C) any Restricted Payment permitted by Section 7(b)(iv).

(ix)           Prepayment of Indebtedness. Without Investor’s prior written consent, the Company will not prepay the Sucampo Debt or any other Indebtedness prior to the stated maturity of such Indebtedness.

(x)           Immaterial Subsidiaries. Without Investor’s prior written consent, no Immaterial Subsidiary shall cease to be an Immaterial Subsidiary.

(c)           Board Observer Rights. So long as either (i) this Note is outstanding or (ii) Investor or its Affiliates collectively hold at least 1% of the issued and outstanding shares of capital stock of the Company, the Investor may appoint one individual as a non-voting observer to the Company’s Board of Directors (the “Observer”), and, in this respect, the Company shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time in the same manner as provided to such directors; provided, however, that (i) such representative shall have entered into a confidentiality agreement, and (ii) the Company reserves the right to withhold any information and to exclude the Observer from any materials or meeting, or any portion thereof, if (as determined by the Company’s Board of Directors in good faith) access to such information or attendance at such meeting could adversely affect the attorney-client or work product privilege between the Company and its counsel or result in disclosure of trade secrets, a conflict of interest, or violation of any material agreement with another person (except Observer shall be deemed an agent or adviser to the Company for any applicable exceptions under such agreements). Notwithstanding the foregoing, the Observer may make any disclosure of such information without being deemed to be in breach of any confidentiality obligations if such disclosure is solely (a) to Investor and its affiliated entities under common control, Investor’s agents and representatives (including, without limitation, attorneys, accountants, and financial advisors), and (b) in the event and to the extent required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body with jurisdiction to order such representative to divulge, disclose or make accessible such information. Such representative shall not have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company.

8.           Notice of Event of Default; Default Interest. The Company shall furnish to Investor, promptly upon the occurrence thereof, written notice of the occurrence of any Event of Default hereunder. If an Event of Default has occurred and is continuing, all outstanding Obligations shall bear interest at the rate of Monthly SOFR Rate plus twelve percent (12%) per annum, compounded monthly.

9.           Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing: (a) Investor may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) the Company may not assign, pledge or otherwise transfer this Note except that a Change of Control shall not be deemed an assignment for purposes of this Section 9. Notwithstanding the foregoing, Investor may transfer this Note, without the requirement of obtaining prior written consent of the Company, to any other entity that is directly or indirectly controlled by Investor. Subject to the foregoing, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.

10.           Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service of recognized standing, or (v) four (4) days after being deposited in the U.S. mail, first class with postage prepaid.

12.           Waiver and Amendment. This Note and any provision hereof may be amended, waived or modified only upon the written consent of the Company and Investor.

13.           Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby.

14.           Prepayment. The Company shall not have the right to prepay all or any part of the principal balance of this Note unless and until Investor provides its written consent to such prepayment.

15.           Replacement. Upon the Company’s receipt of reasonably satisfactory evidence of the loss, theft, destruction or mutilation of this Note and (a) in the case of any such loss theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount, or (b) in the case of any such mutilation, upon surrender of this Note for cancellation, the Company, at its expense, shall execute and deliver, in lieu thereof, a new Note.

16.           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Investor in accordance with applicable law, the rate of interest payable in respect of this Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of this Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Investor in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the SOFR Rate to the date of repayment, shall have been received by Investor.

17.           No Finder’s Fees. Each party represents that it neither is, nor will be, obligated for any finder’s fee or commission in connection with this transaction. Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Investor is responsible. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company is responsible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Convertible Promissory Tranche A Note as of the date first referenced above.

COMPANY

PANBELA THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Jennifer K. Simpson
Name:	Jennifer K. Simpson
Its:	Chief Executive Officer

Address:	712 Vista Blvd #305
Waconia, MN 55387

AGREED TO AND ACCEPTED:

INVESTOR

NANT CAPITAL, LLC,

a Delaware limited liability company

By:	/s/ Charles Kenworthy
Name:	Charles Kenworthy
Its:	Manager

Address:	450 Duley Road
El Segundo, California 90245

Appendix I

NOTICE OF CONVERSION

Reference is made to the Convertible Promissory Tranche A Note of Panbela Therapeutics, Inc., a Delaware corporation (the “Company”) dated October 22, 2024, issued to the undersigned (the “Note”). In accordance with and pursuant to the terms of the Note, the undersigned hereby elects to convert the entire outstanding principal amount and accrued interest due and owing under the Note, into common stock equity securities of the Company (“Securities”), by tendering the original of the Note for cancellation.

Please confirm the following information:

Principal and Accrued Interest Outstanding

Under the Note:

Conversion Price:

Number of Securities

to be issued:

Please issue Securities into which the Note is being converted in the following name and to the following address:

Issue to:

Address:

Facsimile Number:

Authorization:

By:
Name:
Title (if an entity):
Dated: